Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.,
ANNOUNCES FIRST-QUARTER RESULTS

RALEIGH, North Carolina (April 29, 2003) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the first quarter ended March 31, 2003. Net sales for the quarter were $283.3 million compared with $289.9 million for the first quarter 2002. The Company posted a loss from operations of $10.6 million for the quarter compared with $5.0 million in the first quarter of 2002. Interest expense of $10.1 million for the first quarter decreased 9 percent from the year-earlier period. The loss for the quarter prior to the cumulative effect of an accounting change was $14.0 million, or $0.29 per diluted share, in 2003 compared with $10.5 million, or $0.22 per diluted share, in 2002. During the first quarter 2003, the Corporation recorded a charge of $6.9 million, or $0.14 per diluted share, as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. The pretax impact for the quarter was $400,000. The first quarter of 2002 was restated to reflect the $11.6 million charge recorded as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Net sales for the Aggregates division were $263.4 million in 2003 compared with $271.2 million for the prior-year quarter. Average sales price at heritage aggregates operations increased 3.3 percent, which was positively influenced by the mix of products sold. Price increases were offset by a 6 percent decline in heritage aggregates shipments, most significantly in the Southwest and Southeast. Heritage aggregates production volume for the first quarter of 2003 declined over 5.3 million tons, or 13 percent, compared with 2002, primarily due to the poor weather conditions coupled with inventory control. Gross margin for the division was 7.4 percent in 2003 compared with 7.7 percent in the year-earlier period. The aggregates product line gross margin increased, while margins in asphalt, ready mixed concrete and road construction declined. Selling, general and administrative costs increased over the prior year principally as a result of increased benefits costs and higher costs related to the Corporation’s information systems. The division’s loss from operations was $10.4 million for the first quarter, compared with $6.4 million in 2002.

First quarter 2003 net sales for the Magnesia Specialties division were $19.9 million compared with $18.7 million in the year-earlier period. The loss from operations for the division was $0.2 million compared with earnings from operations of $1.4 million in the first quarter 2002. The decline resulted principally from higher energy costs related to natural gas.

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MLM Reports First Quarter Results

April 29, 2003

Commenting on the results, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. stated, “As previously announced, the first quarter was negatively affected by continued weak economic demand and by extremely poor weather conditions, that restricted both shipments to customers and production operations. The commercial construction market continued to decline while state budget deficit issues and the delay in Congress in passing the fiscal 2003 federal highway authorization affected the level of highway construction spending. Further, while winter weather generally adversely affects first quarter results, particularly at our Midwest, MidAmerica and Northwest locations, unusually poor weather occurred at our operations in the Southwest and Southeast, with the exception of Florida.

“Despite operating in an economic downturn, we were pleased with the 3.3 percent average price increase at our heritage aggregates operations. Heritage shipments were down 6 percent with a significant increase in our water transport quarries and a sharp decline in most of our other areas. The 13 percent production decline at heritage locations reflected the poor operating conditions. We were also pleased with the increase of over 100 basis points in our aggregates product line gross margin compared with the prior year. This was the result of the positive impact of pricing, productivity improvements, acquisition/divestiture activity and favorable development of health costs, which overcame low volume, poor operating conditions and high energy cost.

“The first quarter was negatively affected by the sharp escalation of energy costs. Diesel fuel, which is used primarily to operate trucks and loaders in quarry production, increased by 68 percent, on an average per gallon basis, compared with the prior-year quarter. The combined cost of oil and natural gas-based products used in our heritage Aggregates and Magnesia Specialties businesses increased $6.2 million for the quarter. This equates to a negative impact on earnings of $0.09 per diluted share. While diesel prices have declined significantly in April, they are still running at a higher-than-average rate when compared with 2002.

“The outlook for 2003 remains uncertain. Management continues to focus on productivity improvements and overhead reductions, which are necessary to maximize profitability. However, the duration of the soft economy, with its impact particularly on infrastructure and commercial construction markets, coupled with the absorption of fixed costs as they affect operations, is the primary driver of uncertainty. The impact of budget deficits on states’ road spending and the volatility of energy prices also continues to be a significant concern. On a positive note, many of our major customers indicate strong work backlogs despite the soft economy. The customers’ backlogs are influenced by the accumulation of work deferred from as far back as October 2002 because of poor weather conditions in many of our market areas. The timing of these deferred shipments is subject to various events, including customer project schedules and weather. Further, higher-than-anticipated TEA-21 funding levels could have a positive influence on 2003 results in the second half of the year.

“Given our current assessment of economic and operating factors, we expect net earnings to fall in the range of $1.85 to $2.20 per diluted share for 2003, excluding the cumulative effect of adopting FAS 143. For the second quarter we expect net earnings to be in the range of $0.70 to $0.80 per diluted share. We continue to believe that the downside risks outweigh the upside potential.

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MLM Reports First Quarter Results

April 29, 2003

“At a time when there has been very little good news for investors, we announced a 20 percent increase in our annual dividends during the quarter. The increased dividend, which will take effect in the second quarter, represents an annual dividend rate of $0.72 per share.

“We are also encouraged that the early interest by potential customers in our new structural composite products continues to appear very strong. The Sparta, North Carolina, factory is on schedule to begin production and assembly operations for composite flat panels, bridge decks and composite specialty truck trailers in the fourth quarter of this year. Given the early indications of interest, we are currently assessing the need for additional capacity at the Sparta plant.”

The Company will host an online Web simulcast of its first-quarter 2003 earnings conference call later today (April 29, 2003). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com

For those investors without online web access, the conference call may also be accessed by calling 913-981-5509, confirmation number 324182.

Martin Marietta Materials is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemicals and refractory products used in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize increased sales and quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, products pricing, and cost associated with manufacturing ramp-up; the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports First-Quarter Results

April 29, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,

		(Restated)
	2003	2002

Net sales	$283.3	$289.9
Freight and delivery revenues	41.1	41.9

Total revenues	324.4	331.8

Cost of sales	262.2	266.0
Freight and delivery costs	41.1	41.9

Cost of revenues	303.3	307.9

Gross profit	21.1	23.9
Selling, general and administrative expenses	31.2	28.8
Research and development	0.1	0.1
Other operating (income) and expenses, net	0.4	—

Loss from operations	(10.6)	(5.0)
Interest expense	10.1	11.1
Other nonoperating (income) and expenses, net	(0.1)	(0.3)

Loss before taxes on income and cumulative effect of change in accounting principle	(20.6)	(15.8)
Income tax benefit	(6.6)	(5.3)

Loss before cumulative effect of change in accounting principle	(14.0)	(10.5)
Cumulative effect of change in accounting for asset retirement obligations	(6.9)	—
Cumulative effect of change in accounting for intangible assets	—	(11.6)

Net loss	$(20.9)	$(22.1)

Net loss per share:
Basic before cumulative effect of change in accounting principle	$(0.29)	$(0.22)
Cumulative effect of change in accounting principle	(0.14)	(0.23)

	$(0.43)	$(0.45)

Diluted before cumulative effect of change in accounting principle	$(0.29)	$(0.22)
Cumulative effect of change in accounting principle	(0.14)	(0.23)

	$(0.43)	$(0.45)

Dividends per share	$0.15	$0.14

Average number of shares outstanding:
Basic	48.9	48.6

Diluted	49.1	48.7

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MLM Reports First-Quarter Results

April 29, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,

	2003	2002

Net sales:
Aggregates	$263.4	$271.2
Magnesia Specialties	19.9	18.7

Total	$283.3	$289.9

Gross profit:
Aggregates	$19.4	$20.9
Magnesia Specialties	1.7	3.0

Total	$21.1	$23.9

Selling, general, and administrative expenses:
Aggregates	$29.4	$27.3
Magnesia Specialties	1.8	1.5

Total	$31.2	$28.8

(Loss) earnings from operations:
Aggregates	$(10.4)	$(6.4)
Magnesia Specialties	(0.2)	1.4

Total	$(10.6)	$(5.0)

Depreciation	$31.1	$31.0
Depletion	0.7	1.3
Amortization	1.7	1.6

	$33.5	$33.9

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$23.0	$29.2

(1)	EBITDA is a widely accepted financial indicator of a company’s performance and ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA excludes the noncash charge for the cumulative effect of changes in accounting principles. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

The calculation of EBITDA is as follows:

	Three Months Ended
	March 31,

	2003	2002

Net loss	$(20.9)	$(22.1)
Cumulative effect of change in accounting principle	6.9	11.6

	(14.0)	(10.5)
Add back:
Interest expense	10.1	11.1
Depreciation, depletion and amortization expense	33.5	33.9
Deduct:
Income tax benefit	(6.6)	(5.3)

EBITDA	$23.0	$29.2

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MLM Reports First-Quarter Results

April 29, 2003

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$4.2	$—
Accounts receivable, net	222.3	232.9
Inventories, net	247.9	239.7
Other current assets	58.9	53.5
Property, plant and equipment, net	1,067.3	1,067.6
Other noncurrent assets	57.4	55.4
Intangible assets, net	610.9	609.4

Total assets	$2,268.9	$2,258.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$9.0	$11.4
Other current liabilities	194.7	186.4
Long-term debt and commercial paper (excluding current maturities)	758.9	733.5
Other noncurrent liabilities	260.1	244.2
Shareholders’ equity	1,046.2	1,083.0

Total liabilities shareholders’ equity	$2,268.9	$2,258.5

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MLM Reports First-Quarter Results

April 29, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Three Months Ended
	March 31,

		(Restated)
	2003	2002

Net loss	$(20.9)	$(22.1)
Cumulative effect of change in accounting principle	6.9	11.6

Loss before cumulative effect of change in accounting principle	(14.0)	(10.5)
Adjustments to reconcile loss to cash provided by operating activities:
Depreciation, depletion and amortization	33.5	33.9
Other items, net	0.6	0.2
Changes in operating assets and liabilities:
Deferred income taxes	3.4	3.7
Accounts receivable, net	11.1	14.6
Inventories, net	(9.7)	(22.5)
Accounts payable	(8.6)	(5.1)
Other assets and liabilities, net	3.3	5.1

Net cash provided by operating activities	19.6	19.4

Investing activities:
Additions to property, plant and equipment	(28.0)	(28.1)
Acquisitions, net	(8.9)	(1.6)
Divestitures and other investing activities, net	6.1	1.4

Net cash used for investing activities	(30.8)	(28.3)

Financing activities:
Net principal borrowings on long-term debt	24.8	24.0
Dividends paid	(7.3)	(6.8)
Loans payable	(1.8)	1.3
Issuance of common stock	—	0.1

Net cash provided by financing activities	15.7	18.6

Net increase in cash and cash equivalents	4.5	9.7
(Bank overdraft) cash and cash equivalents, beginning of period	(0.3)	1.4

Cash and cash equivalents, end of period	$4.2	$11.1

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MLM Reports First-Quarter Results

April 29, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2003

	Volume	Pricing

Volume/Pricing Variance(1)
Heritage Aggregates Operations(2)	(5.6%)	3.3%
Aggregates Division(3)	(5.4%)	3.4%

	Three Months Ended
	March 31,

	2003	2002

Shipments (tons in thousands)
Heritage Aggregates Operations(2)	32,745	34,701
Acquisitions	1,260	—
Divestitures(4)	60	1,318

Aggregates Division(3)	34,065	36,019

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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